                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)


                            (AMENDMENT NO. ______)(1)


                                 LIGHTSPAN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    53226T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  / /      Rule 13d-1(b)

  / /      Rule 13d-1(c)

  /x/      Rule 13d-1(d)


---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 53226T103                  13G                       Page 2 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VI, L.P.,
                   A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
        NUMBER OF                5     SOLE VOTING POWER                      0
          SHARES            ---------- -----------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER            3,058,490
         OWNED BY           ---------- -----------------------------------------
           EACH                  7     SOLE DISPOSITIVE POWER                 0
         REPORTING          ---------- -----------------------------------------
        PERSON WITH              8     SHARED DISPOSITIVE POWER       3,058,490
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,058,490
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               6.6%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 53226T103                13G                         Page 3 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VI ASSOCIATES") 94-3158010
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

         NUMBER OF                     3,058,490 shares are directly held by
           SHARES                      KPCB VI. KPCB VI Associates is the
        BENEFICIALLY                   general partner of KPCB VI.
          OWNED BY          ---------- -----------------------------------------
            EACH                7      SOLE DISPOSITIVE POWER                 0
         REPORTING          ---------- -----------------------------------------
        PERSON WITH             8      SHARED DISPOSITIVE POWER

                                       3,058,490 shares are directly held by
                                       KPCB VI. KPCB VI Associates is the
                                       general partner of KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   3,058,490
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               6.6%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 53226T103                  13G                      Page 4 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       3,058,490 shares are directly held by
                                       KPCB VI. KPCB VI Associates is the
                                       general partner of KPCB VI. Mr. Doerr is
                                       a general partner of KPCB VI Associates.
          NUMBER OF                    Mr. Doerr disclaims beneficial ownership
           SHARES                      of the shares held directly by KPCB VI.
        BENEFICIALLY        ---------- -----------------------------------------
          OWNED BY              7      SOLE DISPOSITIVE POWER                 0
            EACH            ---------- -----------------------------------------
         REPORTING              8      SHARED DISPOSITIVE POWER
        PERSON WITH
                                       3,058,490 shares are directly held by
                                       KPCB VI. KPCB VI Associates is the
                                       general partner of KPCB VI. Mr. Doerr is
                                       a general partner of KPCB VI Associates.
                                       Mr. Doerr disclaims beneficial ownership
                                       of the shares held directly by KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      3,058,490
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                6.6%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 7 Pages

     ITEM 1(A)       NAME OF ISSUER:

                     Lightspan, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     10140 Campus Point Drive
                     San Diego, CA 92121

   ITEM 2(A)-(C)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VI Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Doerr, a general partner of KPCB VI Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VI Associates is general partner to KPCB VI.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     53226T103

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreement of KPCB VI, the general and limited partners of such entity may have the right to receive dividends on, or the proceeds from the sale of the Shares of Lightspan, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                               Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001




L. JOHN DOERR                                KPCB VI ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:      /s/  Michael S. Curry        Signature:    /s/  Brook H. Byers
                -------------------------                  ---------------------
                Michael S. Curry                           Brook H. Byers
                Attorney-in-Fact                           A General Partner

                                              KLEINER PERKINS CAUFIELD &
                                              BYERS VI, L.P., A CALIFORNIA
                                              LIMITED PARTNERSHIP

                                              By:  KPCB VI Associates, L.P.,
                                              a California Limited Partnership,
                                              its General Partner

                                              Signature:    /s/  Brook H. Byers
                                                            --------------------
                                                            Brook H. Byers
                                                            A General Partner

                                                               Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Lightspan, Inc., held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001




L. JOHN DOERR                             KPCB VI ASSOCIATES, L.P.,
                                          A CALIFORNIA LIMITED PARTNERSHIP

Signature:  /s/  Michael S. Curry         Signature:  /s/  Brook H. Byers
            ------------------------                  -------------------------
            Michael S. Curry                          Brook H. Byers
            Attorney-in-Fact                          A General Partner

                                          KLEINER PERKINS CAUFIELD &
                                          BYERS VI, L.P., A CALIFORNIA
                                          LIMITED PARTNERSHIP

                                          By:  KPCB VI Associates, L.P.,
                                               a California Limited Partnership,
                                               its General Partner

                                          Signature:  /s/  Brook H. Byers
                                                      -------------------------
                                                      Brook H. Byers
                                                      A General Partner